Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made by and between Sucampo AG, Baarerstrasse 22, 6300 Zug, (“Sucampo”), and Peter Lichtlen (“Executive”), and amends, restates and supersedes the Employment Agreement between Sucampo and Executive dated October 21, 2014.

A.     Employment and Duties.

1.       Sucampo shall employ Executive as its Chief Medical Officer. While employed by Sucampo, Executive shall devote Executive’s full-time work efforts exclusively on behalf of Sucampo and shall not perform work of any nature for compensation of any kind for any person or entity other than for Sucampo, unless approved in writing and signed by Sucampo’s CEO.

2.       This Agreement shall be in effect for an indefinite period of time, following the first date on which both Executive and Sucampo have signed the Agreement (the “Anniversary Date”). The Agreement can be terminated by either party pursuant to Section H.

3.      Sucampo hereby consents to Executive acting as a non-operative member of the board of directors of Numab AG, as organized under the laws of Switzerland, and be entitled to advise Numab AG; provided, however, that Numab AG's activity remains limited to development of therapeutic biologicals, in particular antibody-based drugs. Executive has represented that he does not and will not receive any financial compensation for his directorship with Numab AG and will only act in a strategic role. This strategic role will not affect Executive's full commitment to Sucampo in any way and the time requirement for the Numab AG role will be, on average, no more than one hour per week. In addition, Sucampo hereby consents to Executive acting as the VP Clinical Development for Numab AG, on the terms and conditions described in the letter, dated December 17, 2015, from Sucampo to Executive attached hereto as Exhibit 2. Prior to giving any advice to Numab AG on any new project (molecular target, indication if known), Executive shall obtain the prior written consent of Sucampo. Executive shall obtain Numab AG's prior authorization to disclose the new projects and Sucampo shall keep all information on such projects strictly confidential. During the time Executive works for Sucampo, he shall not have any duties or responsibilities regarding any interest or work that Sucampo may express or actually perform in or with Numab AG. Executive shall not provide Numab AG any information whatsoever that Executive comes in contact with in any form while employed by Sucampo that has anything to do with Sucampo’s interest in or work with Numab AG.

B.     Compensation and Benefits.

1.       Base Salary. Sucampo shall pay Executive an annual base salary of Three Hundred Fifty-Seven Thousand Three Hundred Twenty-Eight Swiss Francs (CHF 357,328) less the payments for social security and insurances provided by this Agreement or by mandatory law in accordance with Sucampo’s regular payroll cycle (the “Base Salary”). The Base Salary shall be reviewed on an annual basis and may, in the sole discretion of the CEO of Sucampo, be increased, but not decreased (unless either mutually agreed by Executive and Sucampo).

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2.      Bonus. Executive shall be entitled to participate in Sucampo’s annual incentive plan, as defined and modified from time to time by Sucampo. The target bonus for Executive shall be 40% of Executive’s Base Salary, in the sole discretion of the Board of Directors. The annual bonus payable to Executive for any fiscal year shall be paid to Executive in a lump sum on the date set forth in Sucampo’s incentive plan in effect at the time of payment. Sucampo reserves the unilateral right to modify the incentive plan and reserves the unilateral discretion to determine the amount of Executive’s bonus, if any. Executive agrees that such bonus is not “earned” until approved by the Board of Directors.

3.       Stock. At least annually for the Term of this Agreement, Executive shall be eligible for consideration to receive restricted stock grants, stock options or other awards (collectively, “Equity Incentive Awards”) in accordance with the 2016 Equity Incentive Plan or such other equity incentive plan as may be designated in the Stock Agreement (collectively referred to as the “Plan”). Any such Equity Incentive Awards shall be made in the sole discretion of the Board of Directors. Options granted under said Equity Incentive Awards do not constitute part of the salary, but are a voluntary bonus ("Gratifikation").

4.       Taxes. The salary and bonus payments are gross payments. Thus, social security and insurance premiums provided by this Agreement or by mandatory law will be deducted Executive acknowledges and agrees that Executive shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Agreement, and that neither Sucampo nor any of its employees, officers, directors, or agents shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold Executive harmless from any or all of such taxes. All compensation due to Executive shall be paid subject to a possible withholding by Sucampo to ensure compliance with all applicable laws and regulations.

5.       Further Payments. Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis. Even repeated payments without the reservation of their voluntary nature shall not create any legal claim for Executive, either in respect to their cause or their amount, either for the past or for the future.

6.       Repayment Obligation. Should Executive have received any payment in excess of his actual entitlement Executive shall, upon Sucampo’s first request, pay back such excessive amount to Sucampo. Payments that Sucampo, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.

7.       Participation in Benefits; Pension Fund. Executive shall be entitled to participate in all Sucampo employee benefit plans or programs offered to other Sucampo employees to the extent that Executive's position, tenure, salary, and other qualifications make Executive eligible to participate in such plans. Sucampo reserves the unilateral right to adopt, continue, discontinue, amend, modify, reduce or expand each and every employee benefit plan, program or other fringe benefit during any term of the Agreement. Participation by Executive in any such plan, program or benefit shall be subject to all applicable rules and regulations. Without limiting the foregoing, Employee shall be covered by Sucampo’s Pension fund in accordance with the pension fund regulations as in force from time to time. The Executive’s contribution to the

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Pension fund will be fixed by the Pension Plan, the Company's contribution will be equally high. Admission to the Pension Plan may be subject to filling out a medical questionnaire and participating in an examination.

8.       Expenses. Sucampo shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive the performance of his or her obligations under this Agreement. Sucampo shall reimburse such expenses in accordance with Sucampo’s expense reimbursement policies and procedures. Sucampo reserves the right to modify such policies and procedures in its sole discretion. All reimbursements due under this Agreement shall be separately requested and paid not later than one year after Executive incurs the underlying expense.

9.       Professional Organizations. During the Term, Sucampo shall reimburse Executive for the annual dues payable for membership in professional societies associated with the Executive’s job responsibilities or subject matters related to Sucampo’s interests. Sucampo shall only reimburse for a new membership if and after Sucampo has approved such membership.

10.     Inability to Perform Work. If Executive is prevented from work he shall inform Sucampo without delay and, at Sucampo's request, submit a medical certificate. Sucampo shall, at any time, be entitled to demand a physical exam by a medical referee and Executive shall release such doctor from his or her secrecy obligation to the extent required to assess Executive’s ability to work and claims. If Executive is, by no fault of his own and due to reasons inherent in the Executive’s person, such as for example sickness, accident or military service, prevented from performing work, Sucampo will, after the first three months of employment and for as long as this Agreement is in force, continue to pay Executive’s salary according to the “Zürcher Skala” according to Executive’s years of service:

during the first year of service: 3 weeks

during the second year of service: 8 weeks

during the third year of service: 9 weeks

during the fourth year of service: 10 weeks

during the fifth year of service: 11 weeks

(to be further increased in subsequent years of service according to the following formula: years of service plus six weeks)

The Executive is insured against the consequences of occupational and non-occupational accidents under the terms of the Federal Accident Insurance Act (UVG). The contributions for occupational and non- occupational accidents shall be borne by Sucampo.

OR (BUT ONLY IF LOSS OF EARNINGS INSURANCE DOES EXIST):

After the expiry of the probation period Executive will be insured against the risk of sickness (loss of earnings insurance; Krankentaggeldversicherung). The insurance coverage shall replace the statutory sick pay rules.

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In cases that are covered by the loss of earnings insurance basically 80% of the base salary will be paid for a maximum period of up to 720 days (minus a 30 day waiting period). The insurance conditions that apply from time to time are explicitly reserved and will be disclosed to Executive upon request. During the 30 day waiting period Sucampo will pay 80% of the salary.

The premium for the loss of earning insurance will be borne by Sucampo.

In case the insurance benefits will be reduced or refused due to pre-existing diseases or other reasons Executive’s claim to sick pay shall be reduced to the statutory payments.

During the periods in which Sucampo pays the Executive’s salary pursuant this Section, payments made by insurance institutions shall belong to Sucampo. Once entitlement to insurance payments under this Section lapses, the Executive shall have no entitlement to any remuneration from Sucampo.

In cases that are neither covered by the loss of earning insurance nor by any other insurance (such as, e.g. the accident insurance) the following shall apply:

If the employee is by no fault of his own and due to reasons inherent in Executive’s person, prevented from performing work, Sucampo will, after the first three months of employment and for as long as this Agreement is in force, continue to pay Executive’s salary according to the “Zürcher Skala” according to Executive’s years of service:

during the first year of service: 3 weeks

during the second year of service: 8 weeks

during the third year of service: 9 weeks

during the fourth year of service: 10 weeks

during the fifth year of service: 11 weeks

(to be further increased in subsequent years of service according to the following formula: years of service plus six weeks).

11.     Working Hours / Vacations. Executive agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote at least 40 hours per week to service on behalf of Sucampo. Executive acknowledges that the proper discharge of his duties will require a considerable amount of overtime and agrees to perform such overtime work to the extent necessary to properly fulfill his employment duties. Any overtime is reimbursed by the Base Salary. Executive shall be entitled to 5 weeks of paid vacations per calendar year.

C.     Confidential Information.

1.       Executive acknowledges that Sucampo operates in a competitive environment and has a legitimate business interest in protecting Sucampo’s Confidential Information and Protected Property. “Confidential Information” includes any of the following information pertaining to Sucampo or its affiliated entities:

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a.          Any and all information, whether or not meeting the legal definition of a trade secret, and whether in written, oral, electronic or other form, containing and/or concerning: (i) business plans, strategic plans, forecasts, budgets, sales, financial projections and costs; (ii) personnel and payroll records and employee lists, including any information related to an employee’s health; (iii) candidates, consultants, and contractors, including lists, resumes, preferences, transaction histories and rates; (iv) customers and prospective customers, including their identity, the identities of their employees, contractors and consultants, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and current or proposed pricing; (v) marketing activities, plans, promotions, operations and research and development; (vi) business operations, internal organizational structure and financial affairs; (vii) pricing structure and/or current or proposed manufacturing costs; (viii) proposed services, technologies and products; (ix) contracts with customers, suppliers, joint ventures, licensors, licensees, or distributors; (x) customer history; (xi) compensation structure and strategy compared to the market; (xii) current or proposed product tests; (xiii) technical or scientific information or processes, including chemical compounds, computer programs, code, algorithms, Inventions (as defined below), formulae, test data, know how, functional and technical specifications, designs, drawings; (xiv) passwords; and

b.          Any information (including any compilation, device, method, technique or process) that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (hereafter “Trade Secret”). Such information constitutes a Trade Secret even if a person has acquired the information without express notice that it is a Trade Secret if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the Trade Secret to be maintained.

c.           The term “Confidential Information” excludes any information that (i) is, was, or enters in the public domain without violation of this Agreement and through no fault of the Executive, (ii) was in Executive’s possession free of any obligation of confidence at the time it was disclosed to the Executive, or (iii) was rightfully communicated to the Executive by a third party free of any obligation of confidentiality subsequent to the time it was disclosed by Sucampo to the Executive.

2.       During and after the Term of this Agreement, Executive shall not, directly or indirectly, reproduce, commercialize, use, disclose, or authorize use or disclosure of, any Confidential Information, unless such use or disclosure is (a) consistent with Sucampo’s obligations or business purposes and for the sole purpose of carrying out Executive’s duties to Sucampo, or (b) specifically authorized by Sucampo in writing prior to such use or disclosure. Executive understands and agrees that this restriction shall continue to apply after this Agreement terminates, regardless of the reason for such termination. Executive agrees to comply with all policies and procedures of Sucampo for protecting Confidential Information.

3.       Executive agrees that Sucampo has the right to refuse publication of any papers prepared by Executive as a result of Executive’s employment, consultation, work or services,

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with, for, on behalf of or in conjunction with Sucampo. Executive agrees to submit any proposed publications referring to Executive’s employment, consultation, work, services and activities with, for, on behalf of or in conjunction with Sucampo, or referring to any information developed therefrom, to Sucampo for review, prior to publication, to ensure that Sucampo’s position with respect to Confidential Information is not adversely affected by publication disclosures.

4.       If Executive is required to disclose Confidential Information due to the issuance of a court order or other government process, Executive shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify the Executive Vice President, Global Human Resources, Information Technology and Strategy; (b) at Sucampo’s expense, take all reasonable necessary steps requested by Sucampo to defend against the enforcement of such court order or other government process, and permit Sucampo to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive

5.       Executive agrees that, upon termination of this Agreement or if requested by Sucampo, Executive shall immediately return to Sucampo any and all Sucampo Property (as defined below) and documents and other media containing Confidential Information (and all hard/electric copies thereof) in Executive’s possession, custody or control.

a.          “Sucampo Property” shall mean any and all documents, instruments, records and databases, recorded or stored on any medium whatsoever, relating or pertaining, directly or indirectly, to the business of Sucampo, including without limitation any and all documents (and copies) containing or relating to Confidential Information. Executive acknowledges that Sucampo Property is solely the property of Sucampo regardless of whether it was created, stored or used on property of the Executive or any other person or entity.

b.           Executive agrees that, while employed by Sucampo, Executive shall not directly or indirectly, use, or allow the use of, Sucampo property of any kind (including property leased to Sucampo), for any purpose other than Sucampo activities, except with the authorization of a duly authorized representative of Sucampo.

c.           Executive agrees not to remove any Sucampo Property from Sucampo’s business premises or deliver any Sucampo Property to any person or entity outside of Sucampo, except as required in connection with Executive’s duties of employment.

d.          If Sucampo Property in electronic form that contains or relates to Confidential Information is stored on a computer or device that is not Sucampo Property, then at the termination of this Agreement, Executive agrees to promptly deliver a copy of the stored Sucampo Property to Sucampo, permanently delete the Sucampo Property from the computer or device, and confirm these actions to Sucampo in writing.

6.       Executive understands that Executive is signing this Agreement as a condition of Executive’s employment, or continued employment, with Sucampo. Executive further acknowledges and agrees that Executive’s employment or continued employment by Sucampo,

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Executive’s access to Sucampo’s Confidential Information, and other goods and valuable consideration associated with employment by Sucampo, provide good and sufficient consideration for Executive’s obligations under this Agreement.

D.      Protected Property.

1.      “Protected Property” includes any Invention (as defined below), discovery, improvement, idea or expression of idea, process, development, design, know-how, data, and formula, whether patentable or un-patentable, or protectable by copyright or other intellectual property law, that Executive makes or conceives, alone or with others, during or outside of working matters, during Executive’s employment with Sucampo, that relates in any manner to the actual or demonstrably anticipated business, research or development of Sucampo, or results from or is suggested by any task assigned to Executive or any work performed by Executive on behalf of Sucampo. “Invention” means any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.

2.       Executive agrees to communicate to Sucampo in writing as promptly and fully as practicable all Protected Property conceived or reduced to practice by Executive at any time during the Executive’s employment by Sucampo in the field defined herein. The Field shall be the business of the Company and any business which the Company is developing or intends to develop.. Executive agrees to keep and maintain adequate written records of Protected Property at all times and stages, in the form of notes, sketches, drawings, memoranda and reports. Those records shall be the property of and be available to Sucampo at all times.

3.       The Executive acknowledges that, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter prepared by the Executive within the scope of and during the period of his Employment with Sucampo belong to Sucampo and that Sucampo will be considered the author thereof. The Executive agrees that all Protected Property shall be the sole and exclusive property of Sucampo; the Executive hereby assigns all his right, title and interest in and to any and all of the Protected Property to Sucampo or its successor in interest without further consideration, as far as such Protected Property do not become automatically the property of Sucampo. Sucampo shall be entitled to use, exploit, modify or destroy such Protected Property for any purpose it deems fit. Any Protected Property which the Executive produced in the course of his work and which do not become automatically the property of Sucampo shall be subject to article 332 Swiss Code of Obligations ("CO"). The Executive undertakes to notify Sucampo of any such Protected Property and Sucampo undertakes to inform the Executive within six months if Sucampo wishes to acquire the Protected Property or release them to him; any remuneration for such acquisition shall be fixed according to article 332 para. 4 CO.

4.       Executive shall, at the expense of and on behalf of Sucampo, do everything reasonably necessary for Sucampo to obtain, preserve, and protect Sucampo's right, title and interest in and to such Protected Property, including preparing and signing all documents Sucampo may deem necessary to obtain and maintain patents, copyrights, trade secrets, trademarks, service marks and other rights within the United States or anywhere in the world. This obligation binds Executive or Executive’s legal representative and continues despite the end of Executive’s employment with Sucampo, subject to reasonable compensation by Sucampo for Executive’s time and expenses. Should Sucampo be unable, after reasonable effort, to obtain

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Executive’s signature on any document necessary to apply for or prosecute any of the above rights for any reason, Executive hereby irrevocably designates and appoints Sucampo or its officers and agents as Executive’s agent coupled with a power of attorney to act on Executive’s behalf to do everything necessary to accomplish the above.

5.       The provisions of this Section D do not apply to any invention if (a) Executive developed it entirely on Executive’s own time; (b) Executive did not use or rely on any of Sucampo’s Confidential Information, equipment, supplies, or facilities; (c) the invention is unrelated to Sucampo’s business; and (d) the invention did not result from any work Executive performed for Sucampo. If, when hired or during Executive’s employment, Executive is working on any invention that is excluded under this Section D.5. Executive agrees to put Sucampo on written notice at the time of hire or as soon as the Executive starts working on the invention during Executive’s employment. To further comply with this notice requirement, Executive has provided Exhibit 1 to this Agreement, which includes a complete list and description of all Inventions, intellectual property and equipment located at Sucampo that is owned directly or indirectly by Executive and which shall not be transferred to Sucampo pursuant to this Agreement. Except for those items listed on Exhibit 1, Executive agrees that he or she shall not assert any rights under any intellectual property as having been made or acquired by Executive prior to being employed by Sucampo. If Sucampo and Executive disagree about whether an invention is appropriately listed on Exhibit 1, Executive and Sucampo agree to submit the matter to arbitration per the terms of Section I below.

E.       Non-Competition And Non-Solicitation.

1.       Executive agrees that, as a result of Executive’s position with Sucampo and/or the unique skills Executive brings to Sucampo, Sucampo has entrusted Executive with information and customer relationships that are valuable to Sucampo, and that Sucampo has a legitimate interest in protecting, since the use of such knowledge could cause substantial harm to Sucampo. Accordingly, Executive agrees that, during the term of this Agreement and for a period of twelve consecutive months following the end of that employment, absent the prior written, signed consent of the President of Sucampo, Executive undertakes to refrain for twelve months after the termination of his employment with Sucampo from engaging (directly or indirectly) in any activity competitive with the Sucampo. Without limiting the generality of the foregoing, the Executive shall not operate a Business for his own account which competes with Sucampo, nor work for, render service advice or assistance similar the services the Executive provides while employed at Sucampo, regardless of the nature of any position, nor participate directly in such Business. "Business" means any Conflicting Organization, in connection with any Conflicting Product. “Conflicting Organization” means any person, entity or organization engaged in research on, or development, production, or marketing of, a Conflicting Product. “Conflicting Product” means any product, method, process, system or service provided for commercial use or sale of any person or organization other than Sucampo, that is the same, similar to, or interchangeable with a product, method, process, system, or service provided for commercial use or sale or under development for commercial use or sale by Sucampo when this Agreement terminates, or about which Executive developed Protected Property while employed by Sucampo. The foregoing restrictions shall not prevent Executive from working for or performing services on behalf of any business or other entity that offers Conflicting Products if such business or entity is also engaged in other lines of business and if Executive certifies to Sucampo before accepting such

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employment that Executive's employment or services shall be restricted to such other lines of business, and Executive shall not directly or indirectly be providing support, advice, instruction, direction or other guidance to lines of business providing a Conflicting Product.

2.       Executive agrees that, solely as a result of Executive’s position and employment with Sucampo, Executive shall or has come to know Confidential Information regarding some of Sucampo’s employees, independent contractors and/or consultants. Accordingly, both during the Term of this Agreement and for a period of twelve consecutive months following the end of that employment, Executive agrees to not directly or indirectly—either on Executive’s own account or on behalf of any person, company, corporation, or other entity— induce, solicit, endeavor to entice or attempt to induce any Sucampo Employees (as defined below) to: (a) leave employment with Sucampo; (b) supply any Sucampo Confidential Information to any third party or entity; or (c) alter, sever, discontinue, or in any other way interfere with their relationship with Sucampo. “Sucampo Employees” are Sucampo employees, independent contractors and consultants who Executive has come to know as a result of Executive’s employment with Sucampo, and with whom Executive had business communications at any time during the last twenty-four months of the Term of this Agreement.

3.       Executive agrees that, solely as a result of Executive’s position and employment with Sucampo, Executive shall or has come to know some of Sucampo’s clients and has access to Confidential Information related to them. Accordingly, both during the Term of this Agreement and for a period of twelve consecutive months following the end of such employment, Executive agrees to not, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce any Sucampo Client (as defined below) to cease or reduce doing business with Sucampo, or in any way interfere with the relationship between any such Sucampo Client and Sucampo. “Sucampo Clients” are individuals or entities of any nature, with whom/which Executive had business-related involvement on behalf of Sucampo at any time during the last twenty-four months of the Term of this Agreement. “Business-related involvement” includes Executive’s direct communication with the Sucampo client, and any direct or indirect involvement in any aspect of developing the initial relationship and any direct or indirect involvement on behalf of Sucampo in any aspect of Sucampo’s relationship with the Sucampo Client.

4.       Executive acknowledges and agrees that Sucampo operates globally, and the products and services of Sucampo are or are intended to be marketed to customers on a global basis. Thus, the restrictions under this section shall apply in all countries in which Sucampo is engaged with business or plans to engage in business during the twelve months following the termination of Executive's employment. Executive further acknowledges and agrees to the reasonableness of the provisions in this Section E and the adequacy of the consideration supporting these provisions. Executive also acknowledges and agrees that the provisions of this Section E will not preclude Executive from becoming gainfully employed following termination of employment with Sucampo.

F.       Breach of Obligations of Confidentiality, Non-Competition and Non-Solicitation.

1.        Executive acknowledges that any threatened or actual breach of Section C or E of

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this Agreement may cause irreparable harm to Sucampo, for which money damages would be inadequate to compensate Sucampo. Consequently, in the event of a breach or threatened breach of Section C or E of this Agreement, and in addition to any remedy that may be contained in any other agreement, the Executive shall pay to Sucampo liquidated damages in an amount of CHF 25'000 per case and event. Payment of liquidated damages does not exempt the Executive from adhering to his obligations under sections C and E. Sucampo's right to claim compensation for damages and financial loss arising out of or relating to such breach, and exceeding the amount of liquidated damages, is expressly reserved. Independently of the foregoing rights, Sucampo (i) may request that the Executive cease any violation of the obligations set out in sections C and E, and (ii) may seek court orders, including interim orders (Realvollstreckung), prohibiting such breaching activity. Each disclosure or transmission of Protected Property shall constitute a separate violation liquidated damages will apply to each violation. Further, if Executive breaches or fails to honor any provision in Section C or E of this Agreement, and Sucampo is successful in whole or in part in any legal or equitable action to defend its right under or to enforce any terms of Section C or E, Executive agrees to reimburse Sucampo for Sucampo’s costs, expenses, and reasonable attorneys’ fees associated with such action. Executive waives any defense as to the validity of any liquidated damages stated in this Agreement on the grounds that such liquidated damages are void as penalties, are not reasonably related to actual damages or excessive.

G.      Sucampo Access; Data Protection.

1.       Executive agrees and consents that, during the Term of this Agreement and thereafter, Sucampo may review, audit, intercept, review and disclose all messages created, received or sent over the voice mail, electronic mail and Internet access systems provided by Sucampo, with or without notice to Executive. Executive further consents and agrees that Sucampo may, at any time, access and review the contents of all telephones and related systems, computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Sucampo’s premises or which are owned or provided by Sucampo. Executive acknowledges that Executive should have no expectation of privacy in any of the electronic communications systems or work areas described in this paragraph.

2.      By signing this Agreement, Executive agrees that Sucampo may process personal data concerning Executive to the extent such data relates to the Executive’s suitability for the employment or is necessary to perform the employment relationship. Executive agrees that personal data may be transferred to companies outside Switzerland affiliated with Sucampo, in particular to Sucampo Pharmaceuticals, Inc. in the United States of America and to other countries which may not provide for a data protection level equivalent to Switzerland.

H.      Termination.

1.      Termination

a.           Termination Either party may terminate this Agreement and Executive's employment hereunder at any time upon one (1) month prior written notice to the other party.

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Executive’s employment and this Agreement shall terminate at the end of month following the one (1) month notice period.

b.          Death or Disability. If Executive dies, this Agreement and Executive's employment shall terminate automatically. If Executive has or develops a disability that affects Executive’s ability to work, Sucampo shall explore options with Executive to determine whether Executive is able to perform the essential functions of the job with or without reasonable accommodation. In the event of any dispute as to whether Employee is disabled for purposes of this Section H.2.c., such dispute shall be resolved by an independent physician competent to assess the condition at issue selected by Sucampo and performing such assessment at Sucampo’s expense. Upon termination of this Agreement due to Executive’s death or disability, Sucampo shall provide Executive (or Executive’s estate, as applicable) with all of Executive’s compensation and benefits that had fully accrued or fully vested as of the date this Agreement terminated.

c.           Separation Benefits. If Sucampo terminates Executive’s employment without meeting the conditions for “Termination for Cause” according to Art. 337 CO; if Executive terminates his employment for Cause according to Art. 337 CO, or due to the Executive’s “Death or Disability” under Section H.2.c; and Executive (or the executor of Executive’s estate upon death or incapacity) signs and returns to Sucampo without revocation a release prepared by Sucampo of all legally waivable claims related to or arising from Executive’s employment with Sucampo and all other terms determined exclusively by Sucampo, then (i) Sucampo shall pay Executive (or the estate) a lump sum payment equal to 12 months of Executive’s then-current annual Base Salary (including the Base Salary from date when notice of termination was given up to the date of termination of Executive's employment), to be made not later than 60 days following Executive’s date of termination; and (ii) Executive’s Equity Incentive Awards shall vest as set forth in Section H.5 (collectively, the “Separation Benefits”).

2.       Termination in Connection with Change In Control.

a.          This Agreement terminates if it is not assumed by the successor corporation (or affiliate thereto) upon a Change in Control (as defined below).

    “Change in Control” means: (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the voting securities of Sucampo ; (ii) Sucampo is the non-surviving party in a merger; (iii) Sucampo sells all or substantially all of its assets, provided, that no “Change in Control” shall be deemed to have occurred merely as the result of a refinancing by Sucampo or as a result of Sucampo’s insolvency or the appointment of a conservator; or (iv) the Board of Directors of Sucampo, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of Sucampo’s voting securities to constitute a change of effective ownership or control of Sucampo.

b.          If, in advance of the closing or within 12 months following the occurrence of a Change in Control of Sucampo, this Agreement is terminated other than for Cause, and Executive signs and returns to Sucampo without revocation a release prepared by Sucampo of all

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legally waivable claims related to or arising from Executive’s employment with Sucampo and all other terms determined exclusively by Sucampo, then (i) Sucampo shall pay Executive: (A) a lump sum payment equal to the sum of (1) 18 months of Executive’s then-current annual Base Salary (including the Base Salary from date when notice of termination was given up to the date of termination of Executive's employment) and (2) 150% of the current target bonus percentage of the Executive’s current annual Base Salary, to be made not later than 60 days following Executive’s date of termination; and (ii) Executive’s Equity Incentive Awards shall vest as set forth in Section H.5 (collectively, the “Change in Control Benefits”).

c.          If within 12 months following a Change in Control, there is a material diminution of Executive’s role in the company, material diminution of status, or diminution of reporting structure, Executive shall have the right to resign and receive the Change in Control Benefits enumerated in Section H.3.b. without being required to satisfy the standard for Good Reason defined in Section H.2.b.ii.

3.       Withholding; Timing Of Payments. Sucampo shall deduct from the Separation Benefits or Change in Control Benefits the applicable Executive's portion of social security charges and other charges due under applicable law. Sucampo shall, only to the extent necessary, modify the timing of delivery of the Separation Benefits or the Change in Control Benefits to Executive if Sucampo reasonably determines that the timing would subject such Benefit to any additional tax or interest assessed under applicable laws.

4.       Effect Of Termination On Equity Incentive Awards.

a.         If this Agreement is terminated other than by Sucampo for Cause, any unvested Equity Incentive Awards that have a duration vesting condition as defined in the Stock Agreement shall immediately vest to the extent such unvested Equity Incentive Awards would have vested in the 12 months from the date of termination; or

b.         If Sucampo is acquired or is the non-surviving party in a merger, or Sucampo sells all of its assets, and in advance of the closing of such transaction or within 12 months thereafter, this Agreement is terminated other than for Cause, any unvested Equity Incentive Awards that have a duration vesting condition as defined in the Stock Agreement shall immediately vest and any unvested Equity Incentive Awards with a performance condition shall immediately vest and may be exercised only to the extent the performance targets have been achieved or would be achieved by such acquisition, merger or sale in accordance with the terms of the Plan and the Stock Agreement.

c.        If any provision of this Agreement conflicts with a provision of the Stock Agreement and/or the Plan, the provision more favorable to the Executive shall govern.

5.       No Further Compensation. Executive shall receive all compensation and benefits provided to Executive by Sucampo that fully accrued and fully vested before the date of termination of this Agreement. No other compensation or benefits of any nature provided by Sucampo shall continue, accrue or vest after the date of termination, except as provided under the terms of any Sucampo benefits plan in which Executive is enrolled as of the date of termination.

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6.       Retirement Age. This Agreement terminates without notice and without any severance being due at the end of the month on which the Executive reached the ordinary retirement age.

7.       Release Period. The Company has at any time the right to relieve Executive from his obligation to work at full pay provided, however, that any income that Executive receives from any activity during such release period shall be deducted. Executive shall compensate any vacation during such release period and shall not engage in any competing activity.

I.        [Section intentionally left blank.]

J.      Executive’s Representations. Executive represents to Sucampo that Executive has no obligations to any other person or entity that conflict with the Executive’s obligations under this Agreement. Executive further represents that, to the extent Executive has disclosed information to Sucampo, created any original materials or used any proprietary information in consulting, working or rendering services with, for or to Sucampo, Executive has the right to do so, and such actions shall not violate any privacy, proprietary or other rights of others.

K.      Choice of Law.

This Agreement is governed by Swiss law.

L.      Severability.

If any term of this Agreement is declared unenforceable, the decision-maker of competent jurisdiction shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable. If any term of this Agreement is declared unenforceable and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

M.      No Oral Agreements.

By signing below, Executive confirms that Executive understands Sucampo does not enter into any oral agreements with any personnel.

N.     Entire Agreement; Amendment.

1.       This Agreement sets forth the entire agreement between the Parties concerning the topics addressed in this Agreement. This Agreement fully supersedes the Employment Agreement between the parties dated October 21, 2014 and any other prior oral or written inducements, agreements or understandings between the Parties regarding such topics. This Agreement shall be binding upon and inure to the benefit of Sucampo, its successors and assigns, without the need for further agreement or consent by Executive. If Sucampo is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets,

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this Agreement shall not automatically be terminated, and Sucampo agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement. The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.       During the term of this Agreement, the Agreement may not be modified, altered or changed, except through a writing signed by both Parties.

O.      Notices.

Executive and Sucampo agree that all notices or other communications required or permitted under this Agreement shall be deemed to be sufficient only if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Sucampo:	Sucampo Pharmaceuticals, Inc.
Attn: Executive Vice President, Global Human Resources,
Information Technology and Strategy
Copy to: General Counsel
805 King Farm Boulevard, Suite 550
Rockville, Maryland 20850

To Executive:	Peter Lichtlen
########## ##
############

All such notices, advances and communications shall be deemed to have been delivered and received (1) in the case of personal delivery, on the date of such delivery, (2) in the case of air courier, on the business day after the date when sent and (3) in the case of mailing, on the third business day following such mailing.

P.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

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EXECUTIVE KNOWINGLY AND FREELY AGREES TO ALL THE TERMS OF THIS AGREEMENT, INCLUDING THE MUTUAL AGREEMENT TO ARBITRATE CLAIMS THAT OTHERWISE COULD HAVE BEEN BROUGHT IN COURT. EXECUTIVE AFFIRMS THAT EXECUTIVE HAS HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING.

EXECUTIVE:

8/23/2016
Executive (signature)	Date

Peter Lichtlen
Executive (printed name)

SUCAMPO AG

8/22/2016
Matthias Alder (signature)	Date
Director

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EXHIBIT 1

INVENTIONS, INTELLECTUAL PROPERTY AND EQUIPMENT CERTIFICATE

I hereby certify that I have set forth below a complete list and brief description of all Inventions, intellectual property and equipment located at Sucampo which is owned directly or indirectly by me and which shall not be transferred to Sucampo pursuant to the terms of that certain Amended and Restated Employment Agreement (the “Agreement") entered into between Sucampo Pharmaceuticals, Inc., a Delaware corporation, and me, of even date herewith.

I further certify that I have complied with and will continue to comply with all the terms of the Agreement.

List of Items: [none]

SIGNATURE

Peter Lichtlen
Print Name

8/23/2016
Date

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EXHIBIT 2

CONSENT LETTER RE: NUMAB AG

[Exhibit begins on following page.]

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December 17, 2015

Peter Lichtlen

########## ##

##-##### ####

Re: Modification of Work Arrangement

Dear Peter,

You have informed me of your desire to assume responsibilities, beginning April 1, 2016, as VP Clinical Development at Numab AG, a company engaged in the development of antibody-based products in the field of Immunology, Oncology, Inflammatory Diseases, and Metabolic Diseases.

We understand that your engagement on behalf of Numab is expected to be intermittent in nature, and that you expect to be able to fully discharge your responsibilities as Sucampo's Chief Medical Officer consistent with your current level of engagement on behalf of Sucampo. Based on Numab's current business and these expectations, we agree that your proposed engagement at Numab is compatible with your employment agreement, including Section 7.1 (Duties of Loyalty) and Section 10 (Non-Competition), and we hereby consent to your engagement at Numab without change to your compensation received under your employment agreement with Sucampo.

It is our shared understanding and agreement that this arrangement will be formally reviewed by you and your direct supervisor on a quarterly basis. Sucampo reserves the right to withdraw its consent to your engagement at Numab at any time with 30 days' prior notice for any or no reason.